Exhibit 10.36

Share Transfer Agreement

Transferor: Yuangang Meng (hereinafter “Party A”)
Address: Room 402, Unit 2, 15 Wuyi Road, Chengzhong District, Liuzhou, Guangxi

Transferee: Forever Well Asia Pacific Limited
Legal representative: Hanxing Hong
Address: Shang Huan De Fu Dao Zhong 288-10 Xing Ye Business Center Building 22, Hong Kong, China

Guangxi Liuzhou Baicaotang Pharmacy Co., Ltd. (hereinafter “Baicaotang Pharmacy”) was established at Liuzhou Guangxi on April 3, 1986. Its registered capital is RMB 10 million. Party A holds 4.7319% of the total shares. Party A is willing to transfer its 4.7319% of the total shares to Party B. Party B is willing to accept the transferred shares. Therefore, Party A and Party B reach the following agreement in accordance to PRC Corporate Law and Contract Law.

1. Price of the share transfer and time and method of payment.

a. Party A holds 4.7319% of Baicaotang Pharmacy, according to the company’s charter, Party A shall contribute RMB 473,189 and Party A has already contributed RMB 473,189. Now Party A agrees to transfer 4.7319% of Baicaotang Pharmacy to Party B for a consideration of RMB 473,189.

b. After this share transfer agreement goes effective and within three months after the issuance of the business license for foreign investment enterprises by relevant Bureau of Commerce and Industry Administration, Party B shall pay the aforesaid share transfer price to Party A by wiring the payment to Party A.

2. Party A guarantees that it has full power to dispose the shares. Party A guarantees that the shares have not been pledged. Party A guarantees shares are free from any claim by third party. Otherwise, Party A shall be responsible for all consequential economic and legal responsibilities.

3. The distribution of the profit/loss (including credit/debt) of Baicaotang Pharmacy

a. After this agreement goes effective, Party B shall enjoy the profit and share the loss of Baicaotang Pharmacy according to its holding percentage.

b. If Party A didn’t disclose to Party B any debt of Baicaotang Pharmacy incurred before the share transfer, and Party A’s action caused loss of Party B after Party B becomes the shareholder of Baicaotang Pharmacy, Party B has right to get reimbursement from Party A.

4. Liability

a. After the agreement goes effective, the parties shall fully perform their respective obligations, the non-performing party shall be responsible for liabilities in accordance with this agreement.

b. If Party B fails to pay the price for share transfer on time, it shall pay a liquidated damage of 0.01% of the unpaid portion per over-due day. If Party A suffers loss due to Party B’s breach and the liquidated damages paid by Party B is less that the actual loss sustained by Party A, Party B shall pay extra compensation to Party A for its loss.

c. If for certain reason caused by Party A, Party B fails to register the share change or Party B’s reason to enter into this agreement is frustrated, Party A shall pay a liquidated damage of 0.01% of the paid share transfer price to Party B. If Party B suffered loss due to Party A’s breach and the liquidated damages paid by Party A is less that the actual loss sustained by Party B, Party A shall pay extra compensation to Party B for its loss.

5. Modification and termination of the agreement
Parties can modify or terminate this agreement after negotiation. Parties shall enter into a separate modification or termination agreement through negotiation.

6. Cost
Party B shall be responsible for all the related fees (including certifying, evaluation or audit, registration change) during the share transfer.

7. Dispute resolution
Any dispute related to this agreement shall be resolved by negotiation, if negotiation fails, then a lawsuit can be brought to a court with jurisdiction.

8. Effectiveness
The agreement shall be effective after executed by parties. Parties shall apply for the registration change after the agreement goes effective.

9. The agreement has six copies, each party shall hold one copy; the rest shall be submitted to related agencies.

Transferor: /s/ Yuangang Meng

Transferee: Forever Well Asia Pacific Limited
Legal Representative: /s/ Hanxin Hong

3/18/2008 at Liuzhou